EXHIBIT 10.1

CIVITAS THERAPEUTICS, INC.
c/o ACORDA THERAPEUTICS, INC.
420 SAW MILL RIVER ROAD
ARDSLEY, NY  10502

March 25, 2015

Alkermes, Inc.
852 Winter Street
Waltham, Massachusetts 02451

Re:           Brickyard Square Sublease Extension Option Exercise

Ladies and Gentlemen:

Reference is made to (i) the Asset Purchase and License Agreement, as amended (the “Alkermes Agreement”), dated December 27, 2010, by and between Alkermes, Inc. (“Alkermes”) and Civitas Therapeutics, Inc., formerly known as Corregidor Therapeutics, Inc. (“Civitas”) and (ii) the Sublease (the “Sublease”), dated December 27, 2010, by and between Alkermes and Civitas. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Sublease.

Pursuant to Section 2(c) of the Sublease, and taking into account extensions of the deadline contained therein in letter agreements executed by Civitas and Alkermes on December 22, February 27, March 12, and March 19, 2015, we hereby exercise our first Extension Option to extend the Term of the Sublease for five years commencing upon the expiration of the initial Term of the Sublease expiring on December 31, 2015 (i.e., until December 31, 2020). We hereby waive your obligation to exercise both (but not the first) of the five-year Extension Options as required in connection with a sale of the Manufacturing Facility Equipment pursuant to Section 2(c) of the Sublease and Section 3.13.2 of the Alkermes Agreement; provided, that (i) you shall exercise the first Overlease Extension Option to correspond to our exercise of the first Extension Option under the Sublease, and (ii) nothing herein shall limit our right to exercise, and you shall remain subject to your obligations regarding, the second Extension Option to extend the Term of the Sublease for an additional five years commencing after the end of the first Extension Period on December 31, 2020 (i.e., until December 31, 2025), in each case, in accordance with the terms of the Sublease.

Pursuant to our obligations to provide you with the Extension Period Security under Section 2(c) of the Sublease, simultaneously with the execution and delivery of this letter agreement, we are providing you a letter of credit in the amount of $4,809,263 with a term not expiring before December 31, 2020. Such letter of credit is calculated based on calendar year 2015 costs and expenses as follows:

Fixed Rent	$722,105.28
Direct Expenses and utilities	$239,747.40
Annual Total	$961,852.68

Extension Period Security		$4,809,263

We recognize that certain components of the Extension Period Security for the first Extension Period, including Fixed Rent, have not been determined or are subject to change and the negotiations to determine such Fixed Rent are on-going among you, us and the Overlandlord. Upon the final determination of the amount of such Extension Period Security, in accordance with the terms of the Sublease and Section 13(B) of the Overlease, (a) if the amount of the Extension Period Security increases above $4,809,263, we will amend such letter of credit to increase its amount or (b) if the amount of the Extension Period Security decreases below $4,809,263, we will amend such letter of credit to decrease its amount, in each case, such letter of credit will be amended in accordance with the definition of Extension Period Security in the Sublease.

We also note the references to an Extension Security Deposit under Article 5 of the Sublease.  However, as the parties have discussed, there is an ambiguity regarding the amount due for that security, because the Sublease lacks a definition of the term “Extension Security Deposit.”  Before the expiration date (i.e., December 31, 2015) of the letter of credit we issued to you as the Initial Security Deposit, we will issue you an additional letter of credit with a term not expiring before March 31, 2021, representing the Extension Security Deposit, but due to the ambiguity in the Sublease the parties will negotiate in good faith to agree on the amount of the Extension Security Deposit; provided, however, that such additional letter of credit representing the Extension Security Deposit shall be in an amount no less than $1,000,000.

In the event that any provision of this letter agreement is construed to conflict with a provision in the Alkermes Agreement or the Sublease, the provision in this letter agreement shall control. This letter agreement (a) may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; (b) may be executed and delivered by facsimile or as an attachment to an email and upon such delivery the signature will be deemed to have the same effect as if the original signature had been delivered; (c) shall be governed by, interpreted, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction; and (d) contains the entire agreement and understanding between you and us with respect to the subject matter hereof and supersedes any prior discussion, agreement, understanding or arrangement.  Nothing herein shall be deemed or construed to be a waiver or amendment of any provision of the Sublease or the Alkermes Agreement, except as expressly set forth herein and in regards to the specific matters covered by the provisions hereof.

[Signatures Follow On a Separate Page]

Very truly yours,

CIVITAS THERAPEUTICS, INC.

By: /s/ David Lawrence
Name:David Lawrence
Title: Chief of Business Operations, Acorda Therapeutics, Inc. and Authorized Representative of Civitas Therapeutics, Inc.
ACCEPTED AND AGREED:

ALKERMES, INC.

By: /s/ Michael Landine
Name: Michael Landine
Title: Senior Vice President

[Signature Page to Brickyard Square Sublease Extension Option Exercise]